Exhibit 10.04

NOTICE OF INDUCEMENT RESTRICTED STOCK UNIT AWARD

SHUTTERFLY, INC.

“Notice of Grant”

GRANT NUMBER: R0007821
You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the attached Inducement Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”) and your Offer Letter (as defined below), as follows:

Name:	Christopher North
Address:

Number of RSUs:	150,000

Date of Grant:	May 31, 2016

Vesting Commencement Date:	May 31, 2016

Expiration Date:
The earlier to occur of: (a) the settlement of all vested RSUs granted hereunder, and (b) the tenth anniversary of the Date of Grant. The RSUs expire earlier if your Service terminates earlier, as described in the RSU Agreement.

Vesting Schedule:
The RSUs will vest as follows: 40,000 on the first anniversary of the Date of Grant; 50,000 on the second anniversary of the Date of Grant and 60,000 on the third anniversary of the Date of Grant, subject to your continued employment as the Chief Executive Officer of the Company on each such vesting date, except for such accelerated vesting as set forth in the Offer Letter.

You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continued employment as the Chief Executive Officer, except as set forth with regard to accelerated vesting in the Participant’s offer letter of employment from the Company, dated on or around March 15, 2016 (the “Offer Letter”). By accepting this award, Participant and the Company agree that this award is granted under and governed by the terms and conditions of this Notice of Grant, the RSU Agreement and the Offer Letter.  Participant acknowledges that he has also read both the RSU Agreement and the Offer Letter. By accepting this award of RSUs, Participant consents to the electronic delivery and acceptance as further set forth in the RSU Agreement.

PARTICIPANT	SHUTTERFLY, INC.
Signature:        By:
Print Name: Christopher North        Name:
Its:

1

SHUTTERFLY, INC.
INDUCEMENT AWARD AGREEMENT (RESTRICTED STOCK UNITS)
(U.S. FORM)

You have been granted Restricted Stock Units (“RSUs”) by Shutterfly, Inc. (the “Company”) subject to the terms, restrictions and conditions of your offer letter of employment from the Company, dated on or around March 15, 2016 (the “Offer Letter”), the Notice of Restricted Stock Unit Award (the “Notice”) and this Inducement Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”).
1.Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in shares of the Company’s Common Stock and the common stock of any successor security (“Shares”). Fractional Shares will not be issued.
2.     No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
3.    Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.
4.    No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee (as defined below) on a case-by-case basis.
5.    Termination. The RSUs shall terminate on the Expiration Date (as defined in the Notice) or earlier as provided in the Notice. “Service” shall mean you are employed as the Company’s Chief Executive Officer for the Company. Service ceases upon Termination. Except as set forth in the Offer Letter, if your Service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate, without payment of any consideration to you. “Terminate” means, for purposes of this RSU Agreement with respect to a Participant, that the Participant has for any reason ceased to be employed as the Chief Executive Officer of the Company. Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an award be exercised after the Expiration Date set forth in the RSU Agreement. In the event of military leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he will be given vesting credit with respect to RSUs to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he was providing services immediately prior to such leave. Participant will have terminated employment as of the date he ceases to be employed as the Chief Executive Officer, (regardless of whether the termination is in breach of local laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law. The Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of this RSU Agreement and the effective date on which the Participant ceased to provide services (the “Termination Date”). In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination. Notwithstanding anything to contrary herein, any determination of the basis for Termination, however, shall be made in accordance with the definitions and procedures of the Offer Letter.
6.    Tax Consequences. You acknowledge that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.
7.    Withholding Taxes and Stock Withholding. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all income tax, national or social insurance contributions, payroll tax, payment on account or other tax-related withholding or required deductions (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding and payment on account obligations of the Company and/or the Employer, and their respective agents, at their discretion. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) payment by you of an amount equal to the Tax-Related Items directly by cash, check wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the United States Securities Exchange Act of 1934, as amended Exchange Act (the “Exchange Act”), then the method of withholding shall be pursuant to a mandatory sale under Subsection (b) above unless the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish an alternate method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value (as defined below) of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates; you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the vesting and settlement of the RSUs that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
For purposes of this RSU Agreement, “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b)    if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c)     if none of the foregoing is applicable, by the Board or the Committee in good faith.

8.    Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the Offer Letter, which is incorporated by reference. You: (i) acknowledge receipt of a copy of the Offer Letter and each of these grant documents, (ii) represent that you have carefully read and are familiar with the provisions in the Offer Letter and the grant documents, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth in this RSU Agreement and those set forth in the Notice and the Offer Letter.
9.    Entire Agreement; Enforcement of Rights. This RSU Agreement, the Notice and the Offer Letter constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the acquisition of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.
10.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable.
11.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding the RSUs before taking any action related to the RSUs.
12.    Governing Law; Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this RSU Agreement, (ii) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this RSU Agreement shall be enforceable in accordance with its terms. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States for the Northern District of California and no other courts.
13.    No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to Terminate your Service, for any reason, with or without Cause.
14.    Adjustment. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this RSU shall be proportionately adjusted, in the same manner and at the same time as similar adjustments are made under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
15.    Corporate Transactions. Except as otherwise set forth in this RSU Agreement or the Offer Letter, in the event of a Corporate Transaction (as defined in the 2015 Plan), this RSU shall be treated in accordance with Section 21.1 of the 2015 Plan.
16.    Consent to Electronic Delivery and Acceptance of All RSU Documents and Disclosures. By your acceptance of this award of RSUs, you consent to the electronic delivery of the Notice, this RSU Agreement, account statements, prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the RSUs, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stock@shutterfly.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree, for purposes of the RSUs, to use an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stock@shutterfly.com. Finally, you understand that you are not required to consent to electronic delivery.
17.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and on any Shares acquired under the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.    Code Section 409A. For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
19.    Award Subject to Company Clawback or Recoupment. The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board as required by law during the term of your employment or other Service that is applicable to executive officers (to the extent required by applicable law), Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your RSUs.
20.    Administration. This RSU Agreement will be administered by the either the majority of the independent members of the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”, and either referred to herein as the “Committee”). The Committee will have full power to implement and carry out this RSU Agreement.
21.    Miscellaneous. The Company may assign any of its rights under this RSU Agreement. This RSU Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSU Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

BY ACCEPTING THIS AWARD OF RSUS, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE, IN THE NOTICE AND THE OFFER LETTER.